Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Niagara Financial Group, Inc.

We consent to the use of our reports dated March 1, 2011, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Buffalo, New York September 19, 2011